 Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT (the “Agreement”) is entered into as of July 1, 2020 (the “Effective Date”), by and between Recruiter.com Group, Inc., a Nevada corporation (the “Company”), and Chad MacRae (the “Executive”), located at 6503 Drexel Avenue Los Angeles CA 90048. The provision of a majority of the employment services shall take place in the State of California. An Executive Employment Agreement attached as Schedule 1 is superceded by this Agreement, which agreement controls in all respects.

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined below), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 9(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has a strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key relationships with vendors and customers, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties.

(a) The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company or an affiliate of the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company or an affiliate of the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer. The recitals above are incorporated in this Agreement as representations and covenants. Each party covenants to act in good faith in the discharge of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Agreement is intended to restrict or prevent the Executive from engaging in other consulting opportunities offered by third parties. Provided, however, such consulting does not (1) directly conflict with the time commitments required by the Company or (2) directly compete with the Company’s business in the markets in which it operates and does not pertain to or concern the Assigned Customers listed on Exhibit A hereto and any additional customers that the Executive shall perform services for a san employee of the Company.

2. Duties.

(a) General Duties. The Company shall employ the Executive for a one-year term beginning a sof the Effective Date (the “Term”). He shall serve as the Senior Vice President Recruiters On Demand of the Company, with duties and responsibilities that are assigned to the Executive by other officers of the Company. The Executive shall report to the Company’s CEO or such other person as may be designated by the Company’s Board of Directors. The Executive shall also perform services for subsidiaries and affiliates of the Company as may be necessary and as requested from time to time. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully, and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries and affiliates from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees, including the Executive, to abide by its inside information policies.

Executive Employment Agreement for Chad MacRae

(c) Indemnification. The Executive shall be entitled to rely on the Articles of Incorporation and/or Bylaws for all the corporate indemnifications provided to such Company officers. The Executive shall be entitled to the full protection and limitation of liability afforded to corporate officers by any and all indemnification provisions set forth in the Company Articles of Incorporation and/or Bylaws and as provided by statute.

3. Compensation, Expenses and Assignment of Executive’s Customers

(a)	In exchange for transferring the assets as identified in Exhibit A (“Assets and Customers to be transferred”) and hereto referred to as the “Assigned Customers”, the Executive will be paid the following;

(i)	Upon execution and delivery of this Agreement to the Company, the sum of Fifty thousand dollars ($50,000) as a non-refundable signing bonus. To clarify, this $50,000 shall not be considered part of the profit calculations in Exhibit B, but rather as a “free and clear” payment as an incentive to become an employee.
(ii)	Starting July 1, 2020, an annual Base salary of $125,000 paid every two weeks consistent with the payment policies of the Company (“Salary”).
(iii)	A Bonus Compensation package capped at $350,000, equaling the “Profit” defined in Exhibit B - (“Bonus Compensation”).
(iv)	In addition to the aforesaid and as part of his employment compensation, Executive shall receive from the Company five-year Incentive Stock Options, as defined by the Code to purchase 250,000 shares of the Company’s common stock issuable under the 2017 Equity Incentive Plan, as amended (the “Plan”), subject to the approval of the Plan by the stockholders of the Company on or before June 18, 2021. The Company represents to the Executive that said stock option grant has already been approved by the Board of Directors (the “Board”). The exercise price for all 250,000 options shall be $1.85. The options shall vest on the last calendar day of each month over a 12 month period beginning the Effective Date in equal monthly increments, subject to continued employment with the Company as of each applicable vesting date and subject to execution of the Company’s standard Stock Option Agreement. Unless the Executive is terminated by the Company for Cause before all the stock options have vested, then any remaining unvested stock options shall automatically accelerate and vest so that Executive shall have the right to exercise the full amount of 250,000 options. Upon a termination for Cause, all unvested options shall terminate.
(v)	When the Bonus Compensation, as defined in Exhibit B, totals $350,000, the Company shall issue to the Executive, subject to approval by the Company’s Board, qualified options to purchase an additional 250,000 shares of the Company’s common stock at an exercise price equal to the market price as of the date the Bonus Compensaton is computed, subject to adjustment for any increase or decrease in the number of issued shares resulting from a stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares. These options shall vest over a two (2) year period in equal quarterly installments on the last day of each calendar quarter beginning with the first full calendar quarter after computation of the Bonus Compensation totalling $350,000, subject to the Executive’s continued employment with the Company as of each applicable vesting date.

Executive Employment Agreement for Chad MacRae

(b)	Expenses. In addition to any compensation received pursuant to this Section 3, the Company will reimburse or advance funds to the Executive for all reasonable documented travel, meals, and lodging (including travel expenses incurred by the Executive related to his travel to the Company’s other offices and on business missions for the Company), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with the policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers, except that no policy shall change the terms of this Agreement.

4. Benefits.

(a) Paid Time Off. During the Term, for each calendar year starting with the calendar year 2020, the Executive shall be eligible to receive four (4) weeks of Paid Time Off (“PTO”), to be taken at such times as the Executive may select and the affairs of the Company may permit. The Executive’s eligibility for PTO in current calendar year shall be prorated based on the Effective Date of this Agreement. Any accrued, but unused days may be carried over to the next calendar year. Any unused PTO on the date of termination will be paid out to the Executive in cash as required by law.

(b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), insurance, or other employee benefit plan that is maintained by the Company for its executives, including programs of life insurance and reimbursement of membership fees in professional organizations. The benefits provided to the Executive may not be less than the Company provides to any of its executive employees, and shall be subject to the terms and conditions of the applicable plan documents, as they may exist from time to time, subject to applicable law.

5. Termination.

(a). Termination for Cause. The Company may terminate this Agreement for Cause.

For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) a Court of law has determined that the Executive has breached his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a legal resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that materially interferes with the successful performance of his duties.

(b) In the event this Agreement is terminated by either Party except by the Company for Cause, the Executive shall be entitled to the following:

(1)	any accrued but unpaid base salary through the date of termination;
(2)	any accrued but unpaid Bonus Compensation required to be reimbursed under this Agreement;
(3)	any accrued but unpaid expenses required to be reimbursed under this Agreement;
(4)	any accrued but untaken PTO, and
(5)	0ptions in the amount of 250,000 shares shall accelerate in vesting so that the Executive is entitled to exercise up to 250,000 options.

Upon termination of the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

Executive Employment Agreement for Chad MacRae

6. Indemnification. The Company shall indemnify and hold-harmless the Executive, to the maximum extent permitted by the Company’s Bylaws and applicable law, against all costs, charges, legal fees, and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being an officer or employee of the Company or of any subsidiary or affiliate of the Company. The Executive does hereby and shall in the future, indemnify and hold harmless the Company from and against any and all loss, liability, cost, or expense based upon, arising out of, or otherwise in respect of any claim made by any of the Customers set forth on Exhibit A which claim pre-dates the Effective Date hereof.

(a) No Solicitation of Employees. Until termination of this Agreement and for one year thereafter, the Executive shall not, directly or indirectly, request, recommend, solicit or advise any employee of the Company to terminate his or her employment with the Company , or solicit for employment or recommend to any third party the solicitation for employment of or the provision of services by any individual who was employed by the Company or any of its subsidiaries and affiliates.

(b) Non-disparagement. The Executive agrees that, after the termination of his employment, he will refrain from making, directly or indirectly, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law. The Company shall use reasonable efforts to cause its senior executive management team, after the end of Executive’s employment, to refrain from making, directly or indirectly, in writing or orally, any unfavorable comments about the Executive that would be likely to injure the Executive’s reputation or business prospects; provided, however, that nothing herein shall preclude the Company and its senior executive management team from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(c) References. References to the Company in this Agreement shall include the Company’s subsidiaries and affiliates.

Executive Employment Agreement for Chad MacRae

8. Non-Disclosure of Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” includes, without limitation, trade secrets under any law or the common law, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information that the Executive was aware of before the Effective Date of this Agreement, including but not limited to, any and all Assigned Customer information, (ii) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (iII) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iv) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors, or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 8(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable, and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment, nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials, and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

Executive Employment Agreement for Chad MacRae

(d) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the Securities and Exchnage Commission or other governmental body or agencies including but not limited to the Department of Justice, or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a wrongful termination claim or a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal; and does not disclose trade secrets, except pursuant to court order.

9. Equitable Relief.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique, and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of Sections 7 or 8 above, or take any action in violation of Sections 7 or 8 above, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 19(b) below, to enjoin the Executive from breaching the provisions of Sections 7 and/or 8.

(b) Any Equitable Action must be commenced only in the appropriate state or federal court located in Los Angeles, California. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

Executive Employment Agreement for Chad MacRae

(c) Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(1)	participate as an individual in any way in the benefits of transactions with any of the Company’s vendors or Customers, including, without limitation, having a financial interest in the Company’s vendors or Customers, or making loans to, or receiving loans, from, the Company’s vendors or Customers;

(2)	realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(3)	accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, technical, or managerial capacity by, a person or entity that does business with the Company.

10. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of three months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. For purposes of clarity, this provision shall not apply to any inventions, ideas, process, programs, software or designs invented, created or conceived by the Executive prior to the Effective Date of this Agreement.

Executive Employment Agreement for Chad MacRae

11. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

12. Assignability. With written notice to the Executive, the rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

13. Severability.

(a) The Executive expressly agrees that the character, duration, and geographical scope of the non- competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration, or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Executive Employment Agreement for Chad MacRae

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement by electronic signature and/or DocuSign shall be considered valid and enforceable and it may be by actual, facsimile, or e-mail of a PDF or similar electronic format signature.

15. Attorneys’ Fees. In the event that there is any dispute, controversy or claim arising out of or relating to this Agreement, or as to the interpretation of any provision herein, breach or enforcement thereof, and any action or proceeding is commenced to interpret and/or enforce the provisions of this Agreement, after a hearing on the merits and after the trier of fact makes a final determination, the prevailing party shall be entitled to an award of reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal). The prevailing party shall be that party determined by the trier of fact to have prevailed on more than 50% of its/his claims and obtains a net recovery in excess of $10,000 against the other party.

16. Governing Law; Arbitration. This Agreement shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations. Except for a claim for equitable relief, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

17. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

Executive Employment Agreement for Chad MacRae

18. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND ATTACHMENTS ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND ATTACHMENTS ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

Executive Employment Agreement for Chad MacRae

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(i)	For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(ii)	To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(iii)	To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the six-month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

Executive Employment Agreement for Chad MacRae

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement, to the extent that they are lawful and apply to the Executive. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to the Executive’s subsequent, anticipated, or future employer.

22. Acknowledgment of Full Understanding; Construction. The Executive acknowledges and agrees that he has fully read, understands, and voluntarily enters into this Agreement. The Executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice before signing this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

23. Gender Neutral. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, and vice versa, and the singular shall include the plural and the plural the singular, in each case as the context may require.

Executive Employment Agreement for Chad MacRae

25. No Third Party Beneficiaries. No incidental beneficiary has any rights under this Agreement, or any other contract, understanding or agreement referenced herein. No third party (other than a party’s successors and assigns) may maintain any action upon this Agreement or any of the terms and provisions herein merely because he/she/it would receive a benefit from its performance or because he/she/it may be injured by the breach thereof. This Agreement is made for the benefit of the signing parties only and their respective successors and assigns and for no other person or entity, and the mere fact that a third person would be incidentally benefited does not give him/her/it any rights to sue for breach or for any action or claim.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

By:	/s/ Miles Jennings
Miles Jennings, COO

Chad MacRae

Executive Employment Agreement for Chad MacRae

Exhibit B - Bonus Compensation

With Reference to Section 3 and 5.2 of the Agreement

1.	Profit is calculated as follows:
(Add) Gross Revenue from the Assigned Customers listed on Exhibit A
(Less) Cost of Sales from the Assigned Customers listed in Exhibit A
= Net Revenue

(Less) All Divisional Operating Expenses associated with the Assigned Customers and the Recruiters on Demand line of business, including all compensation and benefits payable under this Employment Agreement
=Profit

Gross Revenue, Cost of Sales, and Operating Expenses will be calculated on a GAAP basis

2. Executive shall receive any Profit which shall be considered “Bonus Compensation” payable to Executive on a quarterly basis,

7/8/2020

Dated: July         , 2020

By:	/s/ Miles Jennings
Miles Jennings, COO

Chad MacRae

Executive Employment Agreement for Chad MacRae

SCHEDULE 1 – PRIOR SUPERCEDED AGREEMENT

Executive Employment Agreement for Chad MacRae